Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 December 21, 2011

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE OPEN ACCOUNT LOGIN ZIONS DIRECT AUCTIONS 1.800.524.8875 AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS HOME :: AUCTION #4611

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 1 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Notice: The auction has been extended until 12/21/2011 1:31:02 PM EST.

Auction Status:	CLOSED
Auction Start:	12/14/2011 5:30 PM EST
Auction End:	12/21/2011 1:31 PM EST
Last Update:	**12/21/2011 1:57:32 PM EST**

Security Type:	**Corporate Bonds**
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	12/12/2012

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	2.00%

Offering Documents

▶ **Auction Details**

Bids

Final Market-Clearing Yield*: 3.877% **Final Market-Clearing Price:** 98.250000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 28964	10	100.009068	1.990%	12/19/2011 4:44:06 PM	10 units	$ 9,825.00
Bidder 8690	20	100.009068	1.990%	12/20/2011 1:47:49 PM	20 units	$ 19,650.00
Bidder 4664	20	100.009068	1.990%	12/20/2011 6:32:09 PM	20 units	$ 19,650.00
Bidder 14538	25	99.999620	2.000%	12/21/2011 11:25:57 AM	25 units	$ 24,562.50
Bidder 14269	25	99.905216	2.100%	12/20/2011 10:12:44 AM	25 units	$ 24,562.50
Bidder 28894	5	99.538334	2.490%	12/21/2011 12:30:11 PM	5 units	$ 4,912.50
Bidder 28692	5	99.061660	3.000%	12/16/2011 1:28:15 PM	5 units	$ 4,912.50
Bidder 19484	5	98.922124	3.150%	12/16/2011 11:37:15 PM	5 units	$ 4,912.50
Bidder 19484	5	98.829267	3.250%	12/16/2011 11:37:15 PM	5 units	$ 4,912.50
Bidder 14281	50	98.782888	3.300%	12/21/2011 1:29:02 PM	50 units	$ 49,125.00
Bidder 18847	5	98.597705	3.500%	12/20/2011 7:40:06 AM	5 units	$ 4,912.50
Bidder 24421	3	98.597705	3.500%	12/21/2011 4:43:47 AM	3 units	$ 2,947.50
Bidder 28971	5	98.597705	3.500%	12/21/2011 1:04:14 PM	5 units	$ 4,912.50
Bidder 14281	25	98.514545	3.590%	12/21/2011 1:29:02 PM	25 units	$ 24,562.50
Bidder 14281	25	98.422271	3.690%	12/21/2011 1:29:02 PM	25 units	$ 24,562.50
Bidder 21441	3	98.376183	3.740%	12/19/2011 10:01:26 PM	3 units	$ 2,947.50
Bidder 14281	25	98.330128	3.790%	12/21/2011 1:29:02 PM	25 units	$ 24,562.50
Bidder 21477	50	98.320921	3.800%	12/21/2011 1:30:03 PM	50 units	$ 49,125.00
Bidder 21477	50	98.274906	3.850%	12/21/2011 1:26:44 PM	50 units	$ 49,125.00
Bidder 24459	7	98.274906	3.850%	12/21/2011 1:28:29 PM	7 units	$ 6,877.50
Bidder 24459	4	98.274906	3.850%	12/21/2011 1:28:48 PM	4 units	$ 3,930.00
Bidder 22580	1	98.260000	3.866%	12/21/2011 1:29:57 PM	1 unit	$ 982.50
Bidder 28214	250	98.250000	3.877%	12/21/2011 10:44:05 AM	127 units	$ 124,777.50
Bidder 14281	25	98.238117	3.890%	12/21/2011 1:29:02 PM	Rejected: Price	
Bidder 21331	10	98.229000	3.900%	12/21/2011 9:53:05 AM	Rejected: Price	
Bidder 21477	50	98.182974	3.950%	12/21/2011 1:22:30 PM	Rejected: Price

Bidder 24459 11 98.146238 3.990% 12/20/2011 6:25:35 PM Rejected: Price Bidder 23538 50 98.141647 3.995% 12/21/2011 1:28:19 PM Rejected: Price Bidder 21441 5 98.137975 3.999% 12/21/2011 1:18:35 AM Rejected: Price Bidder 28420 1 98.137057 4.000% 12/21/2011 10:54:19 AM Rejected: Price Bidder 28431 5 98.127878 4.010% 12/20/2011 4:09:51 PM Rejected: Price Bidder 22580 1 98.113001 4.026% 12/21/2011 12:08:22 PM Rejected: Price Bidder 28817 2 98.091173 4.050% 12/21/2011 11:09:31 AM Rejected: Price Bidder 19307 5 98.049905 4.095% 12/21/2011 11:15:37 AM Rejected: Price Bidder 27526 200 98.045322 4.100% 12/19/2011 10:52:49 AM Rejected: Price Bidder 28817 2 98.045322 4.100% 12/21/2011 11:08:23 AM Rejected: Price Bidder 24773 1 98.000000 4.149% 12/16/2011 3:34:26 AM Rejected: Price Bidder 28817 2 98.000000 4.149% 12/19/2011 1:18:03 PM Rejected: Price Bidder 15042 2 98.000000 4.149% 12/19/2011 10:51:27 PM Rejected: Price Bidder 24773 1 98.000000 4.149% 12/21/2011 2:37:46 AM Rejected: Price Auction Totals: 500 units $ 491,250.00 Direct Orders Bidder Units Yield Timestamp Awarded Amount Due Bidder 27592 5 2.00% 12/19/2011 1:45:02 PM 5 units $ 5,000.00 Auction Totals: 5 units $ 5,000.00 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address SUBMIT Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. ZIONS DIRECT Our Affiliates: AmegyBank of Texas CALIFORNIA BANK TEXAS THE COMMERCE BANK OF OREGON THE COMMERCE BANK OF WASHINGTON National Bank OF REGIONS NEVADA STATE BANK THE DOOR TO YOUR FUTURE VECTRA BANK COLORADO ZIONS BANK OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. Entrust SECURED BY SSL VERIFY